Exhibit 99.1

FIRST KEYSTONE CORPORATION ANNOUNCES

THIRD QUARTER DIVIDEND

Berwick, Pennsylvania – September 20, 2024 - First Keystone Corporation (the “Corporation”) (OTC PINK: FKYS), parent company of First Keystone Community Bank, declared a $0.28 per share quarterly cash dividend to shareholders of record as of October 4, 2024, payable October 11, 2024.

Cash dividends amounted to $0.84 per share year-to-date as of September 30, 2024, the same as year-to-date cash dividends paid as of September 30, 2023.

During the second quarter 2024, the Corporation again achieved some record balance sheet levels. Key performance indicators and balance sheet measures at June 30, 2024 and year-to-date income statement results as of June 30, 2024 vs. the same period in 2023:

•	Assets amounted to $1,418,228,000, an increase of 8.4%
•	Total Net Loans grew 5.9% to $914,807,000
•	Total Deposits were $984,209,000, a 5.2% increase
•	Net interest income increased 3.8% to $15,476,000
•

Net income decreased 781.0% to $(16,997,000) and 775.6% to $(2.77)/share. The decrease was primarily due to the Corporation recognizing goodwill impairment of $19,133,000 in the first quarter of 2024 as well as increases in interest expense and non-interest expense.

The Corporation looks forward to being the financial services provider of choice to our customers and the communities we serve.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), Monroe (4), and Northampton (1) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-1212; and Stifel Nicolaus & Co. Inc., 800-679-5446.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Elaine A. Woodland at 570-752-3671.